Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

First Regional Bancorp Announces Issuance of
$30,000,000 in Trust Preferred Securities

CENTURY CITY, CALIFORNIA, MARCH 30, 2006 - First Regional Bancorp (Nasdaq: FRGB) announced today that it raised $30 million of new capital pursuant to “trust preferred” transactions involving a newly formed, wholly owned, statutory business trust. The securities were issued in private placement transactions as part of a pooled securitization transaction involving several other financial institutions. Holders of the trust securities will be entitled to receive cumulative cash distributions at a floating interest rate equal to three-month LIBOR plus 1.50%.

The transactions are substantially similar to the five previous trust preferred transactions First Regional has effected. First Regional has raised a total of $90 million pursuant to these trust preferred transactions, which includes today’s $30 million issuance. First Regional intends to invest the majority of the net proceeds from these transactions in First Regional’s subsidiary, First Regional Bank, to support its continued growth. The remaining proceeds will be used for general corporate purposes in the effort to continue to promote the future growth of First Regional.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities of the company and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

First Regional Bancorp is a bank holding company headquartered in Century City, California. Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein may constitute forward-looking statements. Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

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